Exhibit 2.3

AMENDMENT NO. 2 TO
AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER is made as of February 13, 2014 (this “Amendment”), by and among Eldorado HoldCo LLC, a Nevada limited liability company (“Eldorado”), MTR Gaming Group, Inc., a Delaware corporation (“MTR”), Eclair Holdings Company, a Nevada corporation (“Parent”), Ridgeline Acquisition Corp., a Delaware corporation (“Merger Sub A”), and Eclair Acquisition Company, LLC, a Nevada limited liability company (“Merger Sub B”), and amends Agreement referenced below.  Eldorado, MTR, Parent, Merger Sub A and Merger Sub B are together referred to as the ‘Parties”; each individually, a “Party”.  Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement.

W I T N E S S E T H:

WHEREAS, the Parties entered into the Agreement and Plan of Merger dated as of September 9, 2013 (as supplemented by the letter agreement dated October 24, 2013, as amended by the Amendment No. 1 to Agreement and Plan of Merger dated November 18, 2013, as amended by this Amendment and as further amended, modified and supplemented from time to time, the “Agreement”) along with the Persons party thereto as the Member Representative; and

WHEREAS, the Parties desire to amend the Agreement effective as of the date hereof.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                                      Amendments Regarding ELLC Interests.

(a)                                 Section 2.1 of the Agreement is hereby amended by replacing the proviso thereto with the following text:

provided that for purposes of establishing the Exchange Fund, the number of shares of Parent Common Stock included in the Company Merger Consideration shall be deemed to be the Estimated Aggregate Company Merger Shares minus the amount of the Escrowed Parent Shares and minus the amount of the Retained Consideration (such number of shares, the “Up-Front Company Merger Shares”)

(b)                                 Section 5.21(b) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b)                                 Subject to Section 5.21(a), on or prior to the Closing Date, HCM and REI shall have transferred their respective interests in ELLC to Eldorado Resorts LLC, a Nevada limited liability company and a wholly-owned Subsidiary of the Company (“Eldorado Resorts”); provided that HCM and REI shall not be required to transfer their interests in ELLC to Eldorado Resorts and  either or both may instead retain all or a portion of their ownership interests in ELLC (collectively, the “Retained Interest”) so long as (x) the Retained Interest shall, in aggregate, not exceed 3.8142% of the total outstanding interest in ELLC (prior to giving effect to the redemption contemplated in clause (i) below), and (y) any Retained Interest is subject to the Retained Interest Agreement.  Unless HCM and REI shall have transferred their entire respective interests in ELLC to Eldorado Resorts on or prior to the Closing Date, Parent, ELLC, Eldorado Resorts, HCM and REI  shall enter into an agreement (the “Retained Interest Agreement”) pursuant to which the parties thereto shall agree as follows:

(i)                                     concurrently with or prior to the consummation of the Company Merger, ELLC shall redeem all of Eldorado Resorts’ interest in ELLC in exchange for a distribution to Eldorado Resorts of a percentage of ELLC’s interest in Silver Legacy equal to Eldorado Resorts’ interest in ELLC immediately prior to such redemption (such that (A) Eldorado Resort’s direct interest in Silver Legacy through such distributed interest is equal to Eldorado Resorts’ indirect interest in Silver Legacy immediately prior to such redemption and (B) immediately after such redemption, HCM and REI shall be the sole owners of the ELLC);

(ii)                                  HCM and REI shall grant to Eldorado Resorts a right, exercisable for three months commencing on the first Business Day after the first anniversary of the Closing Date (the “Retained Interest Call Period”), to acquire from HCM and REI all of the Retained Interest in exchange for the payment to HCM and REI their respective pro rata portions of the Retained Consideration; and

(iii)                               Eldorado Resorts shall grant to each of HCM and REI a right, exercisable for three months commencing on the first Business Day after the second anniversary of the Closing Date, to put to Eldorado Resorts all of the Retained Interest in exchange for their respective pro rata portions of the Retained Consideration.

The “Retained Consideration” means a number of shares of Parent Common Stock equal to (w) the Estimated SLJV Component, multiplied by (x) the portion of the outstanding interests in ELLC (expressed as a percentage) represented by the Retained Interest, mutiplied by (y) the SLJV-ELLC Percentage, divided by (z) the Implied Per Share Price.  Notwithstanding any provision herein to the contrary, the number of shares of Parent Common Stock issuable at the Closing as Company Merger Consideration shall be reduced by the number of shares equal to the Retained Consideration.

In addition, the Index of Defined Terms to the Agreement shall be amended by (x) adding the appropriate references to the defined terms “Eldorado Resorts”, “Retained Consideration”, “Retained Interest” and “Retained Interest Agreement” and (y) deleting the definition of “Delayed Consideration”.

(c)                                  Section 6.3(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(f)                                   Eldorado LLC. As of the Closing Date, (i) the Company shall, by operation of the Merger Member Side Agreement and the Retained Interest Agreement or otherwise, (A) own (directly or indirectly) all of the issued and outstanding equity interests in ELLC other than the Retained Interest and (B) have been duly granted and possess the right to acquire the Retained Interests in exchange for the Retained Consideration during the Retained Interest Call Period, and (ii) no other entity, other than an Affiliate of MGM Resorts International or a designee of such Affiliate, shall own any interest in SLJV, except to the extent that HCM and/or REI owns any of the Retained Interest (subject to a Retained Interest Agreement).

2.                                      Miscellaneous.

(a)                                 Sections 8.2, 8.4, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.12, 8.13, 8.14, 8.15, and 8.16 of the Agreement, as amended hereby, shall continue to apply to the Agreement, as amended hereby, and shall apply to this Amendment (with each reference therein to “Agreement” deemed to be a reference to this “Amendment”).

(b)                                 The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement.  The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms.  From and after the date hereof, all references to the Agreement shall be deemed to mean the Agreement as amended by this Amendment.

(c)                                  This Amendment, the Agreement (including the Exhibits hereto), the Company Disclosure Letter, the MTR Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed and delivered as of the date first written above.

ELDORADO HOLDCO LLC

By:	/s/ Gary Carano
Name: Gary Carano
Title: President and Chief Operating Officer

ECLAIR HOLDINGS COMPANY

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

RIDGELINE ACQUISITION CORP.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

ECLAIR ACQUISITION COMPANY, LLC

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President

MTR GAMING GROUP, INC.

By:	/s/ Joseph L. Billhimer
Name: Joseph L. Billhimer, Jr.
Title: President and Chief Operating Officer